Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports Fourth Quarter and Fiscal Year 2010 Financial Results
Dallas, Texas — September 13, 2010 — PMFG, Inc. (the “Company”) (Nasdaq: PMFG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2010.
Fourth Quarter Fiscal Year 2010 Compared to Fourth Quarter Fiscal Year 2009
Revenues were $28.7 million, a decrease of $8.9 million, or 23.7%, compared to revenues of $37.6 million.
Gross profit was $10.7 million, or 37.3% of revenues, a decrease of $2.6 million, compared to $13.3 million, or 35.3% of revenues.
Operating expenses were $9.1 million, an increase of $0.1 million, compared to $9.0 million.
Operating income was $1.7 million, or 5.9% of revenues, a decrease of $2.6 million, compared to $4.3 million, or 11.5% of revenues.
Other income (expense) was ($3.6) million, consisting of a ($2.0) million loss on the fair value adjustment to embedded derivative liabilities, ($0.9) million net interest expense, ($0.5) million foreign exchange loss and ($0.2) million other expense, compared to ($1.1) million, consisting of ($1.4) million net interest expense and ($0.1) million foreign exchange loss and $0.4 million other income.
Income tax benefit was $0.1 million on ($2.0) million of pre-tax loss, compared to income tax expense of ($0.6) million on $3.2 million of pre-tax earnings.
Net loss attributable to PMFG, Inc. common stockholders was ($2.3) million, or ($0.15) per diluted share, a decrease of $4.9 million, or $0.35 per diluted share, compared to net earnings of $2.6 million, or $0.20 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an embedded derivative liability for the redemption options and conversion rights associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. In the fourth quarter of fiscal year 2010, the Company recorded a loss of $2.0 million related to the fair value adjustment to the derivative liability.
On a non-GAAP basis, excluding the $2.0 million loss related to the fair value adjustment to the preferred stock embedded derivative liability; the Company would have recorded a net loss attributable to PMFG, Inc. common stockholders of ($0.3) million, or ($0.02) per diluted share, for the fourth quarter of fiscal year 2010. Calculations of non-GAAP results are shown in the tables accompanying this release.

Process Products Segment
Revenues were $24.1 million, a decrease of $5.1 million, or 17.5%, compared to revenues of $29.2 million.
Operating income was $4.3 million, a decrease of $1.5 million, compared to operating income of $5.8 million.
Environmental Systems Segment
Revenues were $4.6 million, a decrease of $3.8 million, or 45.2%, compared to revenues of $8.4 million.
Operating income was $1.1 million, a decrease of $0.9 million, compared to operating income of $1.9 million.
YTD Fiscal Year 2010 Compared to YTD Fiscal Year 2009
Revenues were $116.8 million, a decrease of $41.2 million, or 26.1%, compared to revenues of $158.0 million.
Gross profit was $42.4 million, or 36.3% of revenues, a decrease of $6.2 million, compared to $48.6 million, or 30.8% of revenues.
Operating expenses were $34.1 million, a decrease of $5.1 million, compared to $39.2 million.
Operating income was $8.4 million, or 7.2% of revenues, a decrease of $1.0 million, compared to $9.4 million, or 6.0% of revenues.
Other income (expense) was ($11.3) million, consisting of a ($6.7) million loss on the fair value adjustment to the embedded derivative liability, ($3.3) million net interest expense, ($1.3) million loss on the extinguishment of debt, $0.5 million foreign exchange gain, and ($0.5) million other expense, compared to ($5.8) million, consisting of ($6.0) million net interest expense, ($0.3) million foreign exchange loss and $0.5 million other income.
Income tax expense was $1.2 million on ($3.0) million of a pre-tax loss, compared to $0.7 million on $3.6 million pre-tax earnings.

Net loss attributable to PMFG, Inc. common stockholders was ($5.2) million, or ($0.38) per diluted share, a decrease of $8.1 million, or $0.60 per diluted share, compared to net earnings attributable to PMFG, Inc. common stockholders of $2.9 million, or $0.22 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an embedded derivative liability for the redemption options and conversion rights associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. In fiscal year 2010, the Company recorded a loss of $6.7 million related to the fair value adjustment to the derivative liability.
In the first quarter of fiscal year 2010, the Company prepaid $20.0 million of subordinated term debt and expensed $1.3 million of unamortized debt issuance costs related to the subordinated term debt as a loss on the extinguishment of debt.
On a non-GAAP basis, excluding the $6.7 million loss related to the fair value adjustment to the preferred stock embedded derivative liability and the $1.3 million loss on the extinguishment of debt, the Company would have recorded net earnings attributable to PMFG, Inc. common stockholders of $2.3 million, or $0.14 per diluted share, for fiscal year 2010. Calculations of non-GAAP results are shown in the tables accompanying this release.
In fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $11.1 million in fair value adjustments related to backlog and inventory acquired. During fiscal year 2009, the Company recorded as part of cost of goods sold, $6.1 million of expense related to the fair value adjustments.
On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings attributable to PMFG, Inc. common stockholders of $7.8 million, or $0.59 per diluted share for fiscal year 2009.
Process Products Segment
Revenues were $90.1 million, a decrease of $33.2 million, or 26.9%, compared to revenues of $123.3 million.
Operating income was $16.3 million, a decrease of $1.4 million, compared to operating income of $17.7 million.
Nitram’s operating results are reported in the process products segment and include expenses of $6.1 million related to fair value adjustments of Nitram’s backlog and inventory for fiscal year 2009. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Process Products segment would have recorded operating income of $23.8 million for fiscal year 2009.
Environmental Systems Segment
Revenues were $26.7 million, a decrease of $8.0 million, or 23.1%, compared to revenues of $34.7 million.
Operating income was $7.0 million, an increase of $0.1 million, compared to operating income of $6.9 million.

Financial Condition and Cash Flows
At June 30, 2010, the Company reported $24.3 million of cash and cash equivalents, $20.2 million of debt, total assets of $143.1 million, working capital of $48.0 million and a current ratio of 2.4 to 1.0. The backlog at June 30, 2010 was $96 million compared to $73 million at June 30, 2009.
At June 30, 2010, cash and cash equivalents increased $6.6 million compared to $17.7 million at June 30, 2009. For fiscal year 2010, cash flows include $8.7 million provided by operating activities, ($1.2) million used in investing activities, ($1.3) million used in financing activities and $0.4 million effect of exchange rate changes on cash.
Peter J. Burlage, Chief Executive Officer, stated, “We are at the completion of a challenging year during which we experienced lower revenues. Through our early and diligent execution of cost reduction programs, we positioned the Company well to maintain profitability and positive cash flow even at lower revenue levels. Looking ahead, the demand for PMFG products continues to improve as evidenced by the 9.1% increase in fourth quarter backlog, which followed a 12.8% increase in backlog during the third quarter ended March 31, 2010. We are encouraged that the increase in backlog for all periods was achieved without the benefit of any material contribution from large projects. Large project quotation activity, however, remains steady adding to a growing pipeline of opportunities. Gross margins continued to be stable with ongoing efficiency enhancing and cost reduction programs, along with favorable mix, contributing to these results.
“While indicators appear to suggest that the U.S. economy is beginning to recover, albeit at a slow pace, utilities have been reluctant to initiate new investment programs while power generation remains in excess capacity. We expect North American power market conditions will lag the general businesses recovery but the outlook for increased activity in fiscal year 2011 and 2012 is improving as the world-wide demand for energy grows commensurate with improving economic conditions and customers make decisions about how best to control and comply with their emission requirements. Despite the challenging operating circumstances for our Environmental Systems segment in fiscal year 2010, the Company continues to benefit from our leadership position in large and growing international markets such as China, South America and the Middle East where demand for our Process Product has been strong.
“Even with the welcome stabilization of orders and sales during the second half of fiscal 2010, we remain focused on continuous cost improvement and project execution, and investment in new clean energy technologies with the goal of better positioning our portfolio of highly engineered products for long-term success as the economy gains momentum. We are very excited about our recent licensing agreement with CEFCO Global Clean Energy to manufacture equipment and process units incorporating CEFCO’s aerodynamic reactor technology used in the selective capture and removal of NOx, SOx, CO2 and Hg. The process has the added capability of converting the sequestered pollutants into high-grade end-products thru chemical conversion of pollutants, which can then be commercially sold by the end-user operator. This technology is expected to complement our Environmental Systems portfolio and is in line with our strategy to strengthen the Company’s position as a leader in Safe, Efficient, and Clean energy solutions. We expect this initiative, if successful, to greatly enhance our overall capabilities, especially in solid fuel applications, and make important contributions to future revenue growth and profitability.”

Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2010 and the outlook for future periods, during a conference call scheduled for Monday, September 13 at 10:00 a.m. ET.
Stockholders and other interested parties may participate in the conference call by dialing +1 866 788 0545 (domestic) or +1 857 350 1683 (international) and entering access code 43584794, a few minutes before 10:00 a.m. ET on September 13, 2010. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through September 27, 2010 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 33603346. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s recent acquisition of Nitram Energy, including the integration of Nitram’s operations with those of the Company and the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax: (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended June 30,			Three Months Ended June 30,
	2010			2009
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$28,694	$—	$28,694	$37,594	$—	$37,594
Cost of goods sold	17,971	—	17,971	24,311	(10)	24,301

Gross profit	10,723	—	10,723	13,283	10	13,293
Operating expenses	9,066	—	9,066	8,977	—	8,977

Operating income	1,657	—	1,657	4,306	10	4,316
Other income (expense):
Interest income	5	—	5	(22)	—	(22)
Interest expense	(905)	—	(905)	(1,422)	—	(1,422)
Loss on extinguishment of debt	—	—	—	—	—	—
Foreign exchange gain (loss)	(515)	—	(515)	(122)	—	(122)
Change in fair value of derivative liability	(1,992)	1,992	—	—	—	—
Other income (expense)	(223)	—	(223)	449	—	449
Income tax expense	67	—	67	(562)	—	(562)

Net earnings (loss)	$(1,906)	$1,992	$86	$2,627	$10	$2,637

Less net loss attributable to noncontrolling interest	(58)	—	(58)	—	—	—

Net earnings (loss) attributible to PMFG	$(1,964)	$1,992	$28	$2,627	$10	$2,637

Dividends on preferred stock	(316)	—	(316)	—	—	—

Income (loss) applicable to PMFG common stockholders	$(2,280)	$1,992	$(288)	$2,627	$10	$2,637

Basic earnings per share	$(0.15)	$0.14	$(0.02)	$0.20	$0.00	$0.20
Diluted earnings per share	$(0.15)	$0.14	$(0.02)	$0.20	$0.00	$0.20

Weighted-average shares outstanding
Basic	14,733	14,733	14,733	12,973	12,973	12,973
Diluted	14,733	14,733	14,733	13,173	13,173	13,173

	Twelve Months Ended June 30,			Twelve Months Ended June 30,
	2010			2009
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$116,775	$—	$116,775	$158,006		$158,006
Cost of goods sold	74,340	—	74,340	109,403	(6,104)	103,299

Gross profit	42,435	—	42,435	48,603	6,104	54,707
Operating expenses	34,087	—	34,087	39,176		39,176

Operating income	8,348	—	8,348	9,427	6,104	15,531
Other income (expense):
Interest income	28	—	28	123	—	123
Interest expense	(3,368)	—	(3,368)	(6,132)	—	(6,132)
Loss on extinguishment of debt	(1,303)	1,303	—	—	—	—
Foreign exchange gain (loss)	463	—	463	(354)	—	(354)
Change in fair value of derivative liability	(6,681)	6,681	—	—	—	—
Other income (expense)	(454)	—	(454)	539	—	539
Income tax benefit (expense)	(1,215)	(456)	(1,671)	(707)	(1,198)	(1,905)

Net earnings (loss)	$(4,182)	$7,528	$3,346	$2,896	$4,906	$7,802

Less net loss attributable to noncontrolling interest	19	—	19	—	—	—

Net earnings (loss) attributible to PMFG	$(4,163)	$7,528	$3,365	$2,896	$4,906	$7,802

Dividends on preferred stock	(1,044)	—	(1,044)	—	—	—

Income (loss) applicable to PMFG common stockholders	$(5,207)	$7,528	$2,321	$2,896	$4,906	$7,802

Basic earnings per share	$(0.38)	$0.52	$0.15	$0.22	$0.38	$0.60
Diluted earnings per share	$(0.38)	$0.52	$0.14	$0.22	$0.37	$0.59

Weighted-average shares outstanding
Basic	13,716	15,863	15,863	12,961	12,961	12,961
Diluted	13,716	16,244	16,244	13,181	13,181	13,181

	June 30,	June 30,
Condensed Balance Sheet Information	2010	2009

Current assets	$82,306	$87,691
Non-current assets	60,775	65,489

Total assets	$143,081	$153,180

Current liabilities	$34,306	$47,444
Long term debt	16,221	49,180
Other non current liabilities	35,407	10,598
Total equity	57,147	45,958

Total liabilities and equity	$143,081	$153,180

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the issuance of preferred stock and related fair value adjustment to the derivative liability, and the loss on the extinguishment of debt related to unamortized debt issuance costs on our retired subordinated term debt, both in fiscal 2010, and the purchase accounting associated with the acquisition of Nitram Energy Inc. in fiscal 2008. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.